EXHIBIT 10.2

OFFSHORE LOGISTICS, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made as of the      day of              2004, by and between Offshore Logistics, Inc., a Delaware corporation (the “Company”), and «FirstName»«LastName» (the “Grantee”) pursuant and subject to the provisions of the Offshore Logistics, Inc. 2004 Stock Incentive Plan, as amended (the “2004 Plan”), a copy of which is furnished to the Grantee.

WHEREAS, the Company and its stockholders previously have approved and adopted the 2004 Plan, pursuant to which the Company may, from time to time, make awards of options to purchase shares of the Company’s common stock, par value $0.01 (“Common Stock”), to certain eligible officers and employees of the Company and its subsidiaries; and

WHEREAS, the 2004 Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, the Grantee on the date hereof is an officer or employee of the Company and/or one of its subsidiaries and the Grantee on the date hereof does not directly or indirectly own stock representing more than ten percent of the combined voting power of all classes of stock of the Company or one of its subsidiaries; and

WHEREAS, the Committee, on                      (the “Date of Award”), has authorized the granting of options to purchase a certain number of shares of the Company’s Common Stock to the Grantee thereby allowing the Grantee to acquire a proprietary interest in the Company in order that the Grantee will have further incentive for remaining with and increasing his or her efforts on behalf of the Company or one of its subsidiaries; and

WHEREAS, the Grantee has accepted the grant of stock options and agreed to the terms and conditions stated herein and in the 2004 Plan.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Grant of Option. Pursuant to the 2004 Plan and on the terms and subject to the conditions provided in this Agreement, the Committee hereby grants to the Grantee, and the Grantee accepts, the right and option to purchase all or any part of the number of shares of Common Stock indicated below (the “Option”), at the exercise price per share stated below, being at least the par value per share of the Common Stock on the Date of Award:

No. of Shares Subject to Option	«Option»

Exercise Price Per Share	$

2.	Antidilution Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, issuance or repurchase of stock or securities convertible into or exchangeable for shares of Common Stock, grants of options, warrants or rights to purchase the Common Stock (other than pursuant to the Plan), extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, then the Committee may (a) make such substitution or adjustments in the Number of Shares and/or the Exercise Price specified in Paragraph 1 above, (b) make such other substitution or adjustments in the consideration receivable by the Company upon exercise of the Option, or (c) take such other action as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to the Option shall always be a whole number.

3.	Vesting. Unless sooner terminated in accordance with the provisions of this Agreement and the 2004 Plan, the Option will vest in annual installments of one-third each beginning on the first anniversary of the Date of Award. Each Option, or portion thereof, that vests in conformity with this Agreement is referred to as a “Vested Option.” Any Option, or portion thereof, that has not yet vested is referred to as an “Unvested Option.” All Options, or portions thereof, are either Vested or Unvested Options.

4.	Accelerated Vesting. The Committee may decide, in its absolute discretion, to accelerate the vesting of any or all Unvested Options; provided, however, that the Committee shall not accelerate the vesting of any Unvested Option if such acceleration would cause the Grantee to violate or incur liability under Section 16 of the Securities Exchange Act of 1934 (“Section 16”). If so accelerated, such Options shall be considered to have vested as of the date specified by the Committee. Additionally, all Unvested Options shall become vested immediately upon a Change in Control of the Company.

5.	Term. The term of the Option begins on the Date of Award and shall expire on the date that is ten years after the Date of Award. All Unvested Options shall terminate on the date of the Grantee’s Termination of Employment. Except as otherwise expressly provided in the 2004 Plan and this Agreement, any Option, the term of which has expired or that has otherwise terminated under the provisions of the 2004 Plan or of this Agreement, shall automatically have no further force or effect.

6.	Method of Exercise. Unvested Options shall not be exercisable. Each Vested Option may be exercised only by the Grantee (or other proper party in the event of the Grantee’s death or incapacity) at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Vested Options to be purchased. The aggregate exercise price of the Vested Options shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or may also be paid by one of the following: (i) in the form of unrestricted Common Stock already owned by the Grantee based in any such instance on the Fair Market Value of the Common Stock on the date the Vested Option is exercised; (ii) by requesting the Company to withhold from the number of shares of Common Stock otherwise issuable upon exercise of the Vested Option that number of shares having an aggregate fair market value on the date of exercise equal to the exercise price for all of the shares of Common Stock subject to such exercise; or (iii) by a combination thereof (provided in each case that adequate provision is made for withholding of applicable taxes). In the discretion of the Committee, the payment of the aggregate exercise price of the Vested Options may also be made in such other manner as may be authorized from time to time by the Committee, including without limitation (i) payment in the form of an installment note or (ii) payment made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price. No shares of Common Stock shall be issued pursuant to this Agreement until full payment therefore has been made.

7.	Suspension of Exercisability. No shares shall be issuable upon the exercise of an Option unless the Company determines that the issuance complies with applicable law. Unless the shares of Common Stock subject to the 2004 Plan have been registered under the Securities Act of 1933, as amended, no shares shall be issuable upon the exercise of any Option unless the Company determines that registration is unnecessary and, at the election of the

Company, the Grantee has represented in writing that he or she is acquiring the shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any of the shares. The Company may require that any certificates of shares issued upon the exercise of any Option bear a legend restricting the transfer thereof on such terms as the Company may determine, and the Company may instruct its transfer agent to “stop transfer” as to any such shares on such terms as the Company deems appropriate.

8.	Exercise Following Termination of Employment for Cause. If the Grantee incurs a Termination of Employment for Cause, then all unexercised options, whether Vested Options or Unvested Options, shall terminate effective as of the date of the Grantee’s Termination of Employment.

9.	Exercise Following Termination of Employment for Disability or Retirement. If the Grantee incurs a Termination of Employment by reason of his or her Disability or Retirement, then the Grantee may exercise his or her Vested Options until the earlier of (A) the second anniversary of the date of such Disability or Retirement (or such longer period as may be determined by the Committee in its discretion before the expiration of such two-year period) and (B) the expiration of such Vested Options in accordance with Paragraph 5 above.

10.	Exercise Following Termination of Employment for Reasons Other Than Cause, Disability, Death or Retirement. If the Grantee incurs a Termination of Employment by reason other than for Cause, Death, Disability, or Retirement, then the Grantee may exercise his or her Vested Options until the earlier of (A) the ninetieth day following such Grantee’s Termination of Employment (or such longer period as may be determined by the Committee in its discretion before the expiration of such ninety-day period) and (B) the expiration of such Vested Options in accordance with Paragraph 5 above.

11.	Exercise Following the Grantee’s Death. If the Grantee dies while in the employ of the Company or any subsidiary, any Option held by the Grantee that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the second anniversary of the date of such death (or such longer period as may be determined by the Committee in its discretion before the expiration of such two-year period) and (B) the expiration of such Vested Options in accordance with Paragraph 5 above. Notwithstanding any of the foregoing, if the Grantee dies (i) within the ninety-day period specified in Paragraph 10 above, or (ii) within the two-year period specified in Paragraph 9 above, then the Grantee’s Vested Options may be exercised until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) the expiration of such Vested Options in accordance with Paragraph 5 above and (B) the last date on which such Vested Options would have been exercisable, absent this Paragraph 11. These Vested Options may be exercised only by the Grantee’s designated beneficiary, or if no such beneficiary survives the Grantee, the person or persons entitled to the Option under the Grantee’s will or, if the Grantee shall fail to make testamentary disposition of the Option, his or her legal representative. Any transferee exercising a Vested Option must furnish the Company with (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer, and (c) written acceptance of the terms and conditions of the Option as prescribed in this Agreement.

12.	Special Change in Control Post-Termination Exercise Rights. Notwithstanding any other provision in this Agreement, upon the Termination of Employment of a Grantee, other than for Cause, during the 24-month period following a Change in Control, any Option held by the Grantee as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised, until the later of (i) the last date on which such Option would be exercisable in the absence of this Paragraph 12 and (ii) the earlier of (A) the third anniversary of such Change in Control and (B) expiration of the Term of such Option in accordance with Paragraph 5 above.

13.	No Assignment of Benefits. Except by will or pursuant to the laws of descent and distribution, no Option under this Agreement shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber, or charge any Option shall be void. No Option shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachment or legal process.

14.	Purchase of Options. Notwithstanding Paragraph 13 above, on or before receipt of written notice of exercise of a Vested Option, the Committee may elect to purchase all or any part of the shares of Common Stock issuable upon the exercise of that Vested Option by paying to the Grantee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Company’s Common Stock (on the effective date of such purchase) over the exercise price per share of the Vested Option, times the number of shares of Common Stock for which the Vested Option is then being exercised. Any purchase pursuant to this Paragraph 14 relating to Vested Options held by a Grantee who is actually or potentially subject to Section 16(b) of the 1934 Act with respect to any securities of the Company shall comply, to the extent applicable, with provisions of Rule 16b-3, including the “window period” provisions of Rule 16b-3(e).

15.	Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares issuable upon the exercise of an Option unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee. Except as provided in the 2004 Plan and this Agreement, no adjustment for dividends, or otherwise, shall be made if the record date for payment of dividends is before the date of issuance of the certificate or certificates.

16.	No Effect on Employment. The Company or subsidiary employing the Grantee, as the case may be, determines the terms of Grantee’s employment and neither this Agreement nor this award of Options confers on the Grantee any right with respect to continued employment, nor shall it interfere in any way with the right of the Company or subsidiary to terminate the employment of the Grantee at any time.

17.	Compliance with Governmental Regulations. This Agreement, the grant and exercise of Options under this Agreement and the 2004 Plan, and the obligation of the Company to sell and deliver shares of the Common Stock upon the exercise of Options, shall be subject to and shall be administered and interpreted in order to comply with all applicable laws, rules, and regulations of governmental or other authorities as amended from time to time, including without limitation Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, with respect to persons subject to Section 16. Further, to the extent any provision of the 2004 Plan or this Agreement, or any action by the Committee (or its designee) fails to comply with any rules promulgated pursuant to Section 16 (“Section 16 Rules”), it shall be deemed null and void to the extent required for the 2004 Plan or the Options granted under this Agreement to comply with the Section 16 Rules. Moreover, if this Agreement does not include a provision required by the Section 16 Rules to be stated herein, such provision shall be deemed automatically incorporated by reference into the Agreement insofar as may be required.

18.	Section 16. If the Grantee is required to file reports under Section 16 at any time within the six months immediately after the Date of Award, then notwithstanding any other provision of this Agreement to the contrary, the Grantee shall not, without the prior written consent of the Committee, sell or otherwise dispose of any Common Stock or other security received by the Grantee upon the exercise of any Option within six months after the Date of Award of such Option. The Company may make such provisions as the Company in its discretion deems necessary or beneficial to the enforcement of this restriction, including but not limited to (a) causing a legend or legends reflecting this restriction to be placed upon any certificate or certificates representing such Common Stock or other securities, (b) causing stop transfer orders or other restrictions to be imposed with respect to such Common Stock or other securities, or (c) requiring that the certificate or certificates representing such Common Stock or other securities be held in escrow by the Company or another party selected by the Company pending the expiration of such six month period.

19.	Fractional Shares. Fractional shares shall not be issuable under this Agreement, and, when any provision of this Agreement would otherwise entitle the Grantee to purchase a fractional share, the fraction shall be disregarded.

20.	Replacement Options. The Company hereby further grants the Grantee the right and option (the “Replacement Options”), if and whenever the Grantee exercises any Vested Options (including any portion of the Option granted in Paragraph 1 above or Replacement Options) granted under this Agreement, and makes payment of the exercise price of such Options by delivering shares of Common Stock held by the Grantee, to purchase the number of shares of Common Stock delivered by the Grantee in payment of the exercise price of the Options being exercised. All Replacement Options are subject to the following terms and provisions:

a.	The exercise price per share upon the exercise of any Replacement Option is the Fair Market Value per share of the Common Stock as of the Date of Grant of the Replacement Option.

b.	Each Replacement Option vests and is exercisable beginning on the date that is six months after the Date of Grant of that Replacement Option.

c.	Each Replacement Option terminates on the same date that the Option in respect of which that Replacement Option was granted would have terminated if that Option had not been exercised.

21.	Withholding Taxes. The Company may make such provision as it may deem appropriate for the withholding of any taxes the Company determines is required in connection with the grant or exercise of any Options under this Agreement. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Grantee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law. The Committee, in its discretion, may permit the Grantee to pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with the exercise of any Option under this Agreement (a) by electing to have the Company withhold shares of Common Stock due to the Grantee upon exercise having a Fair Market Value as of the date of exercise of the Options equal to the amount required to be withheld or paid, or (b) by delivering previously owned shares of Common Stock having a Fair Market Value as of the date certificates representing such shares are delivered to the Company equal to the amount required to be withheld or paid. If the Grantee is required to file reports under Section 16, then any election made by the Grantee to have the Company withhold shares of Common Stock due upon exercise (the “Stock Tax Withholding Election”): (a) must be made on or before the date that the amount of tax to be withheld is determined (the “Tax Date”); and (b) is subject to disapproval by the Committee and must be (i) irrevocable and made six months or more before the Tax Date, or (ii) made in a window period commencing on the third business day following the Company’s release of a quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such release, provided that the exercise of the Option with respect to which such Stock Tax Withholding Election applies also occurs during such window period, or (iii) made at such other time and in such manner as is permitted with respect to stock options granted under a plan that qualifies under Rule 16b-3 under the Securities Exchange Act of 1934.

22.	Committee Authority. The Committee shall have the power to interpret the 2004 Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the 2004 Plan as are consistent therewith and to interpret or revoke any such rules. The Grantee agrees that all actions taken and all interpretation and determinations made by the Committee in good faith shall be final, conclusive, and binding upon the Grantee and shall be given the maximum deference permitted by law. Any such interpretations or determinations need not be uniform and may be made differently among persons receiving awards under the 2004 Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the 2004 Plan or this Agreement.

23.	Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 224 Rue de Jean, Lafayette, Louisiana 70505, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Grantee shall be given to the Grantee at his or her usual work location or his or her home address as indicated in the records of the Company. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office.

24.	Captions. The captions provided herein are for convenience only and are not to serve as a basis for any interpretation or construction of this Agreement.

25.	Severability of Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

26.	Plan Governs. This agreement is subject to all the terms, conditions, and provisions of the 2004 Plan as in effect on the Date of Award, which 2004 Plan is hereby incorporated herein in its entirety. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the 2004 Plan, the provisions of the 2004 Plan shall govern. Terms used in this Agreement that are not defined in this Agreement shall have the meaning set forth in the 2004 Plan. The Grantee hereby acknowledges receipt of a copy of the 2004 Plan and agrees to be bound by the terms, conditions, and provisions thereof.

27.	Amendments. Except as set forth above in Paragraph 26 above, this Agreement shall not be modified or amended except by the written consent of the parties hereto. No waiver of either party of any default under this Agreement shall be deemed a waiver of any subsequent default.

28.	Binding Agreement. Subject to the limitation on the transferability of the Option, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

29.	Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

30.	Definitions.

a.	“Cause” means (i) “Cause,” as that term is defined in the Employment Agreement between the Company and the Grantee or (ii) if there is no Employment Agreement between the Company and the Grantee or if it does not define Cause: (A) indictment or formal charge of the Grantee for, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; provided that any indictment or formal charge of a Grantee outside the United States shall not de deemed “Cause” unless and until such foreign indictment or formal charge results in the Grantee’s conviction for such offense, (B) dishonesty in the course of fulfilling the Grantee’s employment duties, (C) willful and deliberate failure on the part of the Grantee to perform such Grantee’s employment duties in any material respect.

b.	“Change in Control” means “Change of Control,” as that term is defined in the Change of Control Agreement between the Company and the Grantee, or, if the Grantee has not executed a Change of Control Agreement, the happening of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with Sections 9(b)(iii)(A), 9(b)(iii)(B) and 9(b)(iii)(C) of the Plan; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

c.	“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code, or such definition as may be substituted therefore for purposes of Section 422 of the Code, as amended from time to time.

d.	“Fair Market Value” means the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ, or, in the event that the Common Stock is not quoted on any such system, the average of the closing bid prices per share of the Common Stock as furnished by a professional marketmaker making a market in the Common Stock designated by the Committee. If there is no regular public trading market for the Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

e.	“Retirement” shall mean a Termination of Employment with the Company or any of its subsidiaries at or after age 65; provided, however, that under no circumstances shall a Termination of Employment by the Company for Cause be considered a Retirement.

f.	“Termination of Employment” means the termination of the Grantee’s employment with the Company and any subsidiary. A Grantee employed by a subsidiary shall also be deemed to incur a Termination of Employment if the subsidiary ceases to be such a subsidiary, as the case may be, and the Grantee does not immediately thereafter become an employee of the Company or another subsidiary.

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed, and the Grantee has executed this Stock Option Agreement, as of the date first above written.

OFFSHORE LOGISTICS, INC.

By:
«Officer»
Officer designated by the
Compensation Committee

GRANTEE

«FirstName»«LastName»